UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2020

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 465-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	MSG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

Distribution of MSG Entertainment Spinco

On March 31, 2020, the Board of Directors of The Madison Square Garden Company (the “Registrant”) approved the distribution to its stockholders of the common stock of MSG Entertainment Spinco, Inc. (“MSG Entertainment Spinco”) (such distribution of MSG Entertainment Spinco’s common stock, the “Distribution”). The Distribution will take the form of a distribution by the Registrant of (a) one share of MSG Entertainment Spinco’s Class A common stock, par value $0.01 per share (“Spinco Class A Common Stock”), for every one share of the Registrant’s Class A common stock, par value $0.01 per share (“Registrant Class A Common Stock”), held of record at the close of business in New York City on April 13, 2020 (the “Record Date”), and (b) one share of MSG Entertainment Spinco’s Class B common stock, par value $0.01 per share, for every one share of the Registrant’s Class B common stock, par value $0.01 per share, held of record at the close of business in New York City on the Record Date. The Distribution will become effective and the new shares of MSG Entertainment Spinco will be distributed at 11:59 p.m., New York City time, on April 17, 2020 (the “Distribution date”). The completion of the Distribution is subject to, among other things, (i) the effectiveness of MSG Entertainment Spinco’s registration statement on Form 10 (the “Form 10”) filed with the Securities and Exchange Commission (the “SEC”), (ii) the making of the Contribution (defined below), (iii) final approval from the National Basketball Association (the “NBA”) and the National Hockey League (the “NHL”) and (iv) receipt of a tax opinion from counsel to the Registrant. The Registrant’s Board of Directors has reserved the right to modify or abandon the Distribution at any time prior to the Distribution. The Registrant expects the conditions to the Distribution to be satisfied on or before the Distribution date.

The Form 10 contains information about MSG Entertainment Spinco and the Distribution. Prior to the Distribution, the Registrant will distribute to its stockholders of record on the Record Date copies of an information statement relating to MSG Entertainment Spinco that is part of the Form 10 filing.

Name Change

Concurrent with the Distribution, the Registrant will change its name to “Madison Square Garden Sports Corp.” and MSG Entertainment Spinco will change its name to “Madison Square Garden Entertainment Corp.” On the first trading day following the Distribution date, the trading symbol for Registrant Class A Common Stock on the NYSE will change from “MSG” to “MSGS” and the Spinco Class A Common Stock will trade on the New York Stock Exchange (the “NYSE”) under the symbol “MSGE.”

Item 1.01	Entry into a Material Definitive Agreement.

Following the Distribution, MSG Entertainment Spinco will be a public company and the Registrant will have no continuing common stock ownership interest in MSG Entertainment Spinco. For purposes of governing the ongoing relationships between the Registrant and MSG Entertainment Spinco after the Distribution and to provide for an orderly transition, the Registrant and MSG Entertainment Spinco have entered or will enter into a number of agreements prior to the Distribution. The principal agreements are described below.

The agreements summarized in this Item 1.01 are included as Exhibits 2.1 and 10.1 through 10.8 to this Current Report on Form 8-K, and the following summaries of those agreements are qualified in their entirety by reference to the agreements as so filed, which are incorporated into this Item 1.01 by reference.

Distribution Agreement

On March 31, 2020, the Registrant entered into the Distribution Agreement with MSG Entertainment Spinco as part of a series of transactions pursuant to which MSG Entertainment Spinco will receive prior to the Distribution the businesses and other assets described in the Form 10, including the businesses and assets that formerly comprised the Registrant’s MSG Entertainment business segment (including Madison Square Garden (“The Garden”)) as well as the sports bookings business formerly owned and operated by the Registrant through its MSG Sports business segment (the “Contributed Assets”).

Under the Distribution Agreement, as further described in the Introductory Note above, the Registrant will distribute MSG Entertainment Spinco’s common stock to the common stockholders of the Registrant. The Distribution Agreement provides that the Registrant will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution.

Under the Distribution Agreement, the Registrant provides MSG Entertainment Spinco with indemnities with respect to liabilities, damages, costs and expenses arising out of any of: (i) the Registrant’s businesses (other than businesses of MSG Entertainment Spinco); (ii) certain identified claims or proceedings; (iii) any breach by the Registrant of its obligations under the Distribution Agreement; (iv) any untrue statement or omission in the Form 10 or in the information statement relating to the Registrant and its subsidiaries; and (v) indemnification obligations MSG Entertainment Spinco may have to the NBA or NHL that result from acts or omissions of the Registrant. MSG Entertainment Spinco provides the Registrant with indemnities with respect to liabilities, damages, costs and expenses arising out of any of: (i) MSG Entertainment Spinco’s businesses; (ii) any breach by MSG Entertainment Spinco of its obligations under the Distribution Agreement; (iii) any untrue statement or omission in the Form 10 or in the information statement other than any such statement or omission relating to the Registrant and its subsidiaries; and (iv) indemnification obligations the Registrant may have to the NBA or NHL that result from acts or omissions of MSG Entertainment Spinco.

In the Distribution Agreement, MSG Entertainment Spinco released the Registrant from any claims it might have arising out of: (i) the management of the businesses and affairs of MSG Entertainment Spinco on or prior to the Distribution; (ii) the terms of the Distribution, MSG Entertainment Spinco’s amended and restated certificate of incorporation, MSG Entertainment Spinco’s by-laws and the other agreements entered into in connection with the Distribution; and (iii) any decisions that have been made, or actions taken, relating to MSG Entertainment Spinco or the Distribution.

Additionally, in the Distribution Agreement, the Registrant released MSG Entertainment Spinco from any claims it might have arising out of: (i) the management of the businesses and affairs of the Registrant on or prior to the Distribution; (ii) the terms of the Distribution and the other agreements entered into in connection with the Distribution; and (iii) any decisions that have been made, or actions taken, relating to the Distribution.

The Distribution Agreement also provides for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Contribution Agreement

On March 31, 2020, the Registrant, MSG Entertainment Spinco and MSG Sports & Entertainment, LLC (to be renamed MSG Entertainment Group, LLC), a direct wholly-owned subsidiary of the Registrant that will become a direct wholly-owned subsidiary of Spinco, entered into a Contribution Agreement pursuant to which the Registrant will contribute the Contributed Assets to MSG Entertainment Spinco prior to the Distribution (such transaction, the “Contribution”). In consideration of the Contribution, MSG Entertainment Spinco will issue shares of its common stock to the Registrant. The Contribution Agreement does not provide for any ongoing obligations for any party following the Distribution.

Transition Services Agreement

On March 31, 2020, subsidiaries of the Registrant and MSG Entertainment Spinco entered into a Transition Services Agreement under which, in exchange for the fees specified in such agreement, MSG Entertainment Spinco has agreed to provide certain corporate and other services to the Registrant, including with respect to such areas as information technology, accounts payable, payroll, tax, certain legal functions, human resources, insurance and risk management, government affairs, investor relations, corporate communications, benefit plan administration and reporting, and internal audit functions as well as certain marketing functions. The Registrant has similarly agreed to provide certain transition services to MSG Entertainment Spinco. MSG Entertainment Spinco and the Registrant, as parties receiving services under the agreement, have agreed to indemnify the party providing services for losses incurred by such party that arise out of or are otherwise in connection with the provision by such party of services under the agreement, except to the extent that such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement. Similarly, each party providing services under the agreement has agreed to indemnify the party receiving services for losses incurred by such party that arise out of or are otherwise in connection with the indemnifying party’s provision of services under the agreement if such losses result from the providing party’s gross negligence, willful misconduct or breach of its obligations under the agreement.

Tax Disaffiliation Agreement

On March 31, 2020, the Registrant and MSG Entertainment Spinco entered into a Tax Disaffiliation Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the Tax Disaffiliation Agreement to the terms “tax” or “taxes” means taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

MSG Entertainment Spinco and its eligible subsidiaries currently join with the Registrant in the filing of certain consolidated, combined, and unitary returns for state, local, and other applicable tax purposes. However, for periods (or portions thereof) beginning after the Distribution, MSG Entertainment Spinco generally will not join with the Registrant in the filing of any federal, state, local or other applicable consolidated, combined or unitary tax returns.

Under the Tax Disaffiliation Agreement, with certain exceptions, the Registrant will generally be responsible for all U.S. federal, state, local and other applicable income taxes for any taxable period or portion of such period ending on or before the Distribution date. MSG Entertainment Spinco will generally be responsible for all taxes that are attributable to it or one of its subsidiaries after the Distribution date.

For any tax year, MSG Entertainment Spinco will generally be responsible for filing all separate company tax returns that relate to MSG Entertainment Spinco or one of its subsidiaries and that do not also include the Registrant or any of its subsidiaries. The Registrant will generally be responsible for filing all separate company tax returns that relate to the Registrant or its subsidiaries (other than tax returns that will be filed by MSG Entertainment Spinco), and for filing consolidated, combined or unitary returns that include (i) one or more of the Registrant and its subsidiaries and (ii) one or more of MSG Entertainment Spinco and its subsidiaries. Where possible, MSG Entertainment Spinco has waived the right to carry back any losses, credits, or similar items to periods ending prior to or on the Distribution date; however, if MSG Entertainment Spinco cannot waive the right, MSG Entertainment Spinco would be entitled to receive the resulting refund or credit, net of any taxes incurred by the Registrant with respect to the refund or credit.

Generally, MSG Entertainment Spinco will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which MSG Entertainment Spinco is responsible for filing a return under the Tax Disaffiliation Agreement, and the Registrant will have the authority to conduct all tax proceedings, including tax audits, relating to taxes or any adjustment to taxes for which the Registrant is responsible for filing a return under the Tax Disaffiliation Agreement. However, if one party acknowledges a liability to indemnify the other party for a tax to which such proceeding relates, and provides evidence to the other party of its ability to make such payment, the first-mentioned party will have the authority to conduct such proceeding. The Tax Disaffiliation Agreement further provides for cooperation between the Registrant and MSG Entertainment Spinco with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

The Tax Disaffiliation Agreement requires that none of the Registrant, MSG Entertainment Spinco or any of their respective subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or preclude the Distribution from qualifying as a tax-free transaction to the Registrant and to its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, or would otherwise cause holders of the Registrant’s stock receiving MSG Entertainment Spinco stock in the Distribution to be taxed as a result of the Distribution and certain transactions undertaken in connection with the Distribution. Additionally, for the two-year period following the Distribution, the Registrant and MSG Entertainment Spinco may not engage in certain activities that may jeopardize the tax-free treatment of the Distribution to the Registrant and its stockholders, unless, in the case of MSG Entertainment Spinco, MSG Entertainment Spinco receives the Registrant’s consent or otherwise obtains a ruling from the Internal Revenue Service or a legal opinion, in either case reasonably satisfactory to the Registrant, that the activity will not alter the tax-free status of the Distribution to the Registrant and its stockholders.

Finally, MSG Entertainment Spinco is required to indemnify the Registrant and its subsidiaries, directors and officers for any taxes, resulting from action or failure to act, if such action or failure to act precludes the Distribution from qualifying as a tax-free transaction (including taxes imposed as a result of a violation of the restrictions set forth above).

Employee Matters Agreement

The Registrant and MSG Entertainment Spinco have entered into an employee matters agreement (the “Employee Matters Agreement”) that will allocate assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs and certain other related matters upon completion of the Distribution. In general, the Registrant’s employees currently participate in various of MSG Entertainment Spinco’s retirement, health and welfare, and other employee benefit plans. After the Distribution, it is anticipated that the Registrant’s employees will generally participate in similar plans and arrangements established and maintained by the Registrant; however, the Registrant may continue to be a participating company in certain of MSG Entertainment Spinco’s employee benefit plans during a transition period. Effective as of the Distribution date, MSG Entertainment Spinco and the Registrant generally will each hold responsibility for its respective employees and compensation plans.

Arena License Agreements

Prior to the Distribution, subsidiaries of the Registrant will enter into arena license agreements (the “Arena License Agreements”) with a subsidiary of MSG Entertainment Spinco that will require the New York Knicks (the “Knicks”) of the NBA and the New York Rangers (the “Rangers”) of the NHL to play their home games at The Garden. Under the Arena License Agreements, which will each have a term of 35 years, the Knicks and the Rangers will pay an annual license fee in connection with their respective use of The Garden. For each, the license fee for the initial contract year ending June 30, 2020 will be prorated based on the number of games scheduled to be played at The Garden between the Distribution date and the end of that contract year. The license fee for the first full contract year ending June 30, 2021 will be approximately $22.5 million for the Knicks and approximately $16.7 million for the Rangers, and then for each subsequent year, the license fees will be 103% of the license fees for the immediately preceding contract year. If, due to a force majeure event, capacity at The Garden is limited to 1,000 or fewer attendees, the teams may schedule and play home games at The Garden with amounts payable under the Arena License Agreements reduced by up to 80%. The teams are not required to pay the license fee during a period in which The Garden is unavailable for home games due to a force majeure event, but if The Garden becomes available following a force majeure event (including the government mandated suspension of events at The Garden as a result of the COVID-19 outbreak), future rent payments due under the Arena License Agreements will be payable by the Knicks and the Rangers even if the NBA or NHL seasons do not resume simultaneously or at all. See the information under the header “Update on COVID-19 Impacts” set forth under Item 7.01 for additional information regarding the impacts of COVID-19.

The Arena License Agreements set forth the terms of the teams’ use of The Garden, including arrangements for the provision of amenities, game day and other services. While MSG Entertainment Spinco will provide game day services for the Knicks and Rangers, most of the associated costs will be borne by the teams. Pursuant to the Arena License Agreements, MSG Entertainment Spinco will be responsible for the maintenance, equipment and other functions needed to operate, repair and maintain The Garden. MSG Entertainment Spinco will also operate and manage the sale of food and beverage services during all Knicks and Rangers events, for which MSG Entertainment Spinco will share an agreed portion of net profits with the applicable team. MSG Entertainment Spinco will also have the right and obligation to operate and manage team merchandise sales at The Garden, and MSG Entertainment Spinco will retain a portion of revenues from team merchandise sold in the arena.

MSG Entertainment Spinco will have the exclusive right to license and manage suites and club memberships at The Garden, including for use during Knicks and Rangers games, subject to certain exceptions, and will share a portion of the revenues from such licenses and club memberships with the Knicks and the Rangers.

The Arena License Agreements will grant MSG Entertainment Spinco the right to sell, and the Knicks and the Rangers the right to keep, a percentage of revenue from certain arena shared sponsorship assets, such as fixed signage or entitlements at The Garden. The teams will have the exclusive right to sell and keep the revenue from certain team sponsorship assets, such as courtside or rinkside advertising and other team or event-specific sponsorship assets.

The Knicks and Rangers will have the exclusive right to sell tickets and retain all revenues from ticket sales and resales. The Arena License Agreements set forth MSG Entertainment Spinco’s responsibilities with respect to box office services and the teams’ respective responsibilities to comply with MSG Entertainment Spinco’s ticket agent agreements.

The Arena License Agreements will provide that the teams will be responsible for 100% of any real property or similar taxes applicable to The Garden. If the tax exemption is repealed or the teams are otherwise subject to property tax through no fault of the teams, the revenue opportunity that MSG Entertainment Spinco may generate from team events will be reduced on a percentage basis as set forth in the Arena License Agreements.

The Arena License Agreements will provide for MSG Entertainment Spinco to prepare an annual budget, in consultation with the teams, subject to certain team consent rights. The NBA will be required to consent to amendments of the Knicks’ Arena License Agreement.

NBA and NHL Transaction Agreements

Prior to the Distribution, the Registrant and its subsidiaries that own an interest in the Knicks, MSG Entertainment Spinco and its subsidiaries that own an interest in The Garden and certain members of the Dolan family will enter into a Transaction Agreement with the NBA (the “NBA Transaction Agreement”) pursuant to which the NBA will agree to approve the Distribution and certain matters related to the Distribution. The Registrant, MSG Entertainment Spinco and Dolan parties will make certain representations to the NBA regarding the Distribution and agree to comply with NBA rules and certain financial and business covenants in connection with the Knicks and The Garden. Pursuant to the NBA Transaction Agreement, the Registrant will agree not to incur any new indebtedness (as defined in the NBA’s debt policies) without the NBA’s consent. All Registrant, MSG Entertainment Spinco and Dolan parties will agree to release the NBA entities from any claims against them and indemnify the NBA entities against any claims arising out of the Distribution or breaches of the NBA Transaction Agreement.

Prior to the Distribution, the Registrant and its subsidiaries that own an interest in the Rangers and MSG Entertainment Spinco and its subsidiaries that own an interest in The Garden will enter into a Transaction Agreement with the NHL (the “NHL Transaction Agreement”) pursuant to which the NHL will agree to approve the Distribution. The Registrant and MSG Entertainment Spinco parties will make certain representations to the NHL regarding the Distribution and agree to comply with NHL rules and certain financial and business covenants in connection with the Rangers and The Garden. All Registrant and MSG Entertainment Spinco parties will agree to release the NHL entities from any claims against them and indemnify the NHL entities against any claims arising out of the Distribution or breaches of the NHL Transaction Agreement. Certain members of the Dolan family will enter into a separate letter agreement with the NHL pursuant to which they will agree to comply with NHL rules and make certain representations and provide releases and indemnities to the NHL generally consistent with those of the Registrant and MSG Entertainment Spinco parties in the NHL Transaction Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Distribution, there will be changes to the executive officers and directors of the Registrant. The Registrant entered into employment agreements with certain of the executive officers, the material terms of which are described below.

Changes in Executive Officers

Effective on the Distribution date, the following executive officers of the Registrant will, in connection with their becoming executive officers of MSG Entertainment Spinco, cease to serve as executive officers of the Registrant: Joseph F. Yospe (Senior Vice President, Controller and Principal Accounting Officer) and Philip D’Ambrosio (Senior Vice President, Treasurer).

Also effective on the Distribution date, James L. Dolan, age 64, will continue to serve as the Executive Chairman of the Registrant and the Executive Chairman and Chief Executive Officer of MSG Entertainment Spinco and Andrew Lustgarten, age 42, will serve as the President and Chief Executive Officer of the Registrant and the President of MSG Entertainment Spinco. Currently, Mr. Lustgarten serves as the President of the Registrant (since December 2017) and the President of MSG Entertainment Spinco (since November 2019). Previously, Mr. Lustgarten served as Executive Vice President, Corporate Development and Strategy, since 2014. In his role as Executive Vice President, Corporate Development and Strategy, Mr. Lustgarten was responsible for developing both internal and external opportunities that advance the Registrant’s key growth initiatives, maintaining key industry and strategic alliances, and overseeing the Registrant’s involvement in new strategic transactions. Prior to his employment with the Registrant, Mr. Lustgarten worked at the NBA, as Senior Vice President, Global Strategy and Senior Vice President, Business and Strategic Development, from 2012 to 2014, and as Special Assistant to the Commissioner from 2007 to 2012. Prior to joining the NBA in 2007, Mr. Lustgarten held various positions, including Vice President, Finance at Cablevision Systems Corporation, and as a financial analyst in the Media and Entertainment Investment Banking Group of Bear Stearns & Co. Mr. Lustgarten serves as a director of Boston Calling Events, LLC since 2016, Tao Group Holdings LLC since 2017 and both the Garden of Dreams Foundation and Counter Logic Gaming since 2018, as well as the Lustgarten Foundation for Pancreatic Cancer Research since 2001, the nation’s largest private supporter of pancreatic cancer research. Mr. Lustgarten previously served as a director of Tribeca Enterprises LLC from 2017 to August 2019.

In addition, effective on the Distribution date, Alexander Shvartsman, age 47, will serve as the Senior Vice President, Controller and Principal Accounting Officer of the Registrant. Mr. Shvartsman currently serves as Senior Vice President and Assistant Controller of the Registrant since 2016. Previously, Mr. Shvartsman served in various roles at the Registrant, including as Vice President, External Reporting and Consolidations from 2015 to 2016; Vice President, Technical Accounting and Accounting Policy from March 2015 to October 2015; Director, Technical Accounting and Accounting Policy from 2013 to 2015; and Director, External Reporting from 2010 to 2013. Prior to his roles at the Registrant, Mr. Shvartsman served in various capacities at CIT Group Inc., American Standard Inc. and KPMG LLP.

Lawrence J. Burian will continue to serve as Executive Vice President and General Counsel of the Registrant following the Distribution, and Victoria M. Mink will continue to serve as Executive Vice President and Chief Financial Officer and, effective as of the Distribution date, Treasurer, of the Registrant following the Distribution.

Changes in Directors

On March 31, 2020, the following directors of the Registrant tendered their resignations as directors of the Registrant effective as of the Distribution date and will become directors of MSG Entertainment Spinco in connection with the Distribution: Matthew C. Blank, Joseph J. Lhota and Frederic V. Salerno. The following individuals have been appointed, effective as of the Distribution date, to the Board of Directors of the Registrant as directors elected by holders of Registrant Class A Common Stock to fill the vacancies created by the resignations of the directors elected by holders of Registrant Class A Common Stock:

Joseph M. Cohen, age 73. Mr. Cohen serves as President of Sports of The Switch, a broadcast transmission facilities provider, since 2013. Previously, Mr. Cohen was the CEO, Chairman and principal owner of HTM Communications, LLC, a broadcast transmission facilities provider in the sports space, from 2003 to 2013. In addition, he served as an advisor to Platinum Equities, a private equity firm, from October 2018 to May 2019. He also served in various senior-executive roles with MSG Networks Inc. (“MSG Networks”), including as President from 1977 to 1985 and Executive Vice President of MSG Media from 1995 to 2002. He was Chairman of the Los Angeles Kings of the NHL from 1993 to 1995, during which time he also served on the board of governors of the NHL. He was President of Spectator West and Chief Executive Officer of Spectator Firms from 1991 to 1993. He served as President and Chief Executive Officer of Hughes Television Network from 1985 to 1989. He was a co-founder and a director of USA Network from 1977 to 1983.

Ivan Seidenberg, age 73. Mr. Seidenberg serves as an Advisory Partner of Perella Weinberg Partners since 2012. Previously, Mr. Seidenberg served as Chief Executive Officer of Verizon Communications, Inc. (“Verizon”), a telecommunications provider, from 2002 to 2011. He also served as Chairman of the board of Verizon from 2004 to 2011. He previously served as Chairman and Chief Executive Officer of Bell Atlantic Corporation and NYNEX Corporation, Verizon’s predecessor companies, from 1995 to 2002. Mr. Seidenberg serves as a director of BlackRock Inc. since 2011 and previously served as a director of Boston Properties Inc. from 2014 to 2016.

Anthony J. Vinciquerra, age 65. Mr. Vinciquerra serves as Chairman of the Board and Chief Executive Officer of Sony Pictures Entertainment Inc., a film entertainment company, since June 2017. Mr. Vinciquerra previously served as a Senior Advisor to Texas Pacific Group (TPG), a private equity company, in the Technology, Media and Telecom sectors from 2011 to 2017, Chairman of Fox Networks Group, a television entertainment company, from 2008 to 2011, and President and Chief Executive Officer of Fox Networks Group from 2002 to 2011. Mr. Vinciquerra serves as a director of Qualcomm Incorporated since 2015 and previously served as a director of Pandora Media, Inc. from 2016 to 2017, Univision Communications, Inc. from 2011 to 2017, Motorola Mobility Holdings, Inc. from 2011 to 2012 and DirecTV from 2013 to 2015.

Effective immediately following the Distribution, Messrs. Vinciquerra and Seidenberg will serve as members of the Audit Committee of the Board of Directors of the Registrant and Messrs. Cohen and Seidenberg will serve as members of the Compensation Committee of the Board of Directors of the Registrant. Mr. Cohen will also serve as Chair of the Compensation Committee. Mr. Vincent Tese, a current director elected by holders of the Registrant’s Class B common stock, will continue to serve as a member of the Compensation Committee and the Chair of the Audit Committee of the Registrant.

Effective as of the Distribution date, the Board of Directors of the Registrant has increased the size of the Board of Directors from 16 to 17 directors and designated the newly created vacancy as a directorship held by holders of Registrant Class B Common Stock. The following individual has been appointed to the Board of Directors of the Registrant to fill such vacancy:

Steve Mills, age 60. Mr. Mills served as President from 2017 to 2020 and Executive Vice President and General Manager from 2013 to 2017 of the New York Knicks, which is owned by the Registrant. Prior to joining the New York Knicks, he served as a Partner at Athletes & Entertainers Wealth Management Group, LLC from 2009 to 2013, the Chief Operating Officer and Sports Business President of the Registrant from 2003 to 2009, and in various roles at the NBA from 1984 to 2000. Mr. Mills serves on the board of advisors for the Hospital for Special Surgery since 2011, as a director of Harlem Junior Tennis since 2017, as a Trustee of Ariel Investments since 2015 and as a director of the Princeton University Varsity Club since 2010. He previously served as a trustee of USA Basketball from 1992 to 2000 and the Basketball Hall of Fame from 1992 to 2000.

Employment Agreements

Employment Agreement with James L. Dolan

On March 31, 2020, the Registrant entered into an employment agreement with James L. Dolan, which replaces his existing agreement and provides for Mr. Dolan’s employment as the Executive Chairman of the Registrant effective as of the Distribution. The employment agreement recognizes that Mr. Dolan will be employed by MSG Entertainment Spinco and MSG Networks during his employment with the Registrant.

The employment agreement provides for an annual base salary of not less than $400,000. Mr. Dolan is eligible to participate in the Registrant’s annual bonus program with an annual target bonus opportunity equal to not less than 200% of his base salary. Commencing with the fiscal year starting July 1, 2020, he is also eligible, subject to his continued employment by the Registrant, to participate in such long-term incentive programs that are made available in the future to similarly situated executives of the Registrant. It is expected that Mr. Dolan will receive one or more annual long-term awards with an aggregate target value of not less than $3,600,000.

For the period in which Mr. Dolan is employed by MSG Entertainment Spinco, Mr. Dolan will not be eligible to participate in the Registrant’s benefits program, except that Mr. Dolan will continue to be eligible to participate in the Registrant’s Excess Savings Plan (and Mr. Dolan’s full base salary will be used to determine his benefits under the Excess Savings Plan). If Mr. Dolan’s employment with MSG Entertainment Spinco terminates while Mr. Dolan remains employed by the Registrant, then he will be eligible to participate in the Registrant’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If, on or prior to the first anniversary of the Distribution date, Mr. Dolan’s employment is either terminated by the Registrant for any reason other than “cause” (as defined in the agreement), or is terminated by Mr. Dolan for “good reason” (as defined in the agreement) and cause does not then exist (a “Qualifying Termination”), then, subject to Mr. Dolan’s execution of a separation agreement, the Registrant will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Registrant, but in no event less than two times the sum of Mr. Dolan’s annual base salary and annual target bonus, (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred, (c) each of Mr. Dolan’s outstanding unvested long-term cash awards will immediately vest in full and will be payable to Mr. Dolan to the same extent that other similarly situated active executives receive payment, (d) all of the time-based restrictions on each of Mr. Dolan’s outstanding unvested shares of restricted stock or restricted stock units (including restricted stock units subject to performance criteria) will immediately be eliminated and such restricted stock and restricted stock units will be payable or deliverable to Mr. Dolan subject to satisfaction of any applicable performance criteria, and (e) each of Mr. Dolan’s outstanding unvested stock options and stock appreciation awards will immediately vest.

If Mr. Dolan’s employment is terminated due to his death or disability before the first anniversary of the Distribution date, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (d) and (e) above and any long-term cash awards shall immediately vest in full, whether or not subject to performance criteria and will be payable on the 90th day after the termination of his employment; provided, that if any such long-term cash award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award, and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be at the same time and to the same extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to the satisfaction of the applicable performance criteria). If Mr. Dolan’s employment is terminated after the first anniversary of the Distribution date due to a Qualifying Termination, death or disability, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (c), (d) and (e) above.

The employment agreement contains certain covenants by Mr. Dolan, including a noncompetition agreement that restricts Mr. Dolan’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Registrant.

The description above is qualified in its entirety by reference to Mr. Dolan’s Employment Agreement, which is attached as Exhibit 10.9 hereto and incorporated into this Item 5.02 by reference.

Employment Agreement with Andrew Lustgarten

On March 31, 2020, the Registrant entered into an employment agreement with Andrew Lustgarten, which replaces his existing agreement and provides for Mr. Lustgarten’s employment as the President and Chief Executive Officer of the Registrant effective as of the Distribution. The employment agreement recognizes that Mr. Lustgarten will be employed by MSG Entertainment Spinco during his employment with the Registrant.

The employment agreement provides for an annual base salary of not less than $900,000 (subject to annual review and increase in the discretion of our Compensation Committee) and an annual target bonus equal to not less than 200% of Mr. Lustgarten’s annual base salary, which target bonus opportunity will be effective for the current fiscal year. Mr. Lustgarten will be eligible, subject to his continued employment by the Registrant, to participate in future long-term incentive programs that are made available to similarly situated executives of the Registrant. It is expected that Mr. Lustgarten will receive one or more annual long-term awards with an aggregate target value of not less than $3,300,000. With respect to the Registrant’s current fiscal year ending June 30, 2020, Mr. Lustgarten will be recommended for a mid-year equity grant with a target value equal to a prorated portion of the Registrant’s allocable share of the aggregate increase to Mr. Lustgarten’s annual target value (with proration generally based on the number of full and partial months from and after the Distribution). Under the employment agreement, Mr. Lustgarten continues to be eligible to participate in the Registrant’s standard benefits program, subject to meeting the relevant eligibility requirements, payment of required premiums, and the terms of the plans.

If Mr. Lustgarten’s employment with the Registrant is terminated on or prior to December 31, 2021 (i) by the Registrant other than for “cause” (as defined in the employment agreement), or (ii) by Mr. Lustgarten for “good reason” (as defined in the employment agreement) and cause does not then exist, then, subject to Mr. Lustgarten’s execution of a separation agreement with the Registrant, the Registrant will provide him with the following benefits and rights: (a) a severance payment in an amount determined at the discretion of the Registrant, but in no event less than two times the sum of Mr. Lustgarten’s annual base salary and annual target bonus; (b) any unpaid annual bonus for the fiscal year prior to the fiscal year in which such termination occurred and a prorated annual bonus for the fiscal year in which such termination occurred; (c) each of Mr. Lustgarten’s outstanding long-term cash awards will immediately vest in full and will be payable to Mr. Lustgarten to the same extent that other similarly situated active executives receive payment; (d) all of the time-based restrictions on each of Mr. Lustgarten’s outstanding restricted stock or restricted stock units granted to him under the plans of the Registrant will immediately be eliminated and will be payable or deliverable to Mr. Lustgarten subject to satisfaction of any applicable performance criteria; and (e) each of Mr. Lustgarten’s outstanding stock options and stock appreciation awards under the plans of the Registrant will immediately vest.

If Mr. Lustgarten’s employment is terminated due to his death or disability prior to December 31, 2021, and at such time cause does not exist, then, subject to execution of a separation agreement (other than in the case of death), he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (d) and (e) of the preceding paragraph and each of his outstanding long-term cash awards will immediately vest in full, whether or not subject to performance criteria and will be payable on the 90th day after the termination of his employment; provided, that if any such long-term cash award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount will be at the target amount for such award, and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment amount of such award will be at the same time and to the same extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to the satisfaction of the applicable performance criteria). If Mr. Lustgarten’s employment is terminated after December 31, 2021 by the Registrant without cause, by Mr. Lustgarten for good reason or as a result of death or disability, then, subject to execution of a separation agreement, he or his estate or beneficiary will be provided with the benefits and rights set forth in clauses (b), (d) and (e) above.

The employment agreement contains certain covenants by Mr. Lustgarten including a non-competition covenant that restricts Mr. Lustgarten’s ability to engage in competitive activities until the first anniversary of a termination of his employment with the Registrant on or prior to December 31, 2021; provided that the noncompetition covenant will not apply following a termination of Mr. Lustgarten’s employment either by the Registrant other than for cause or by Mr. Lustgarten for good reason (if cause does not then exist) if Mr. Lustgarten waives his entitlement to the severance benefits described above.

The description above is qualified in its entirety by reference to Mr. Lustgarten’s Employment Agreement, which is attached as Exhibits 10.10 hereto and incorporated into this Item 5.02 by reference.

Item 7.01	Regulation FD Disclosure.

Update on COVID-19 Impacts

The Registrant’s operations and operating results have been, and continue to be, materially impacted by the COVID-19 pandemic and government actions taken in response. As of the date of this Current Report on Form 8-K, virtually all of the Registrant’s business operations are shut down and it is not clear when those operations will resume. As of March 31, 2020, as a result of government mandated assembly limitations and closures, all of the Registrant’s scheduled events at The Garden, Hulu Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, The Chicago Theatre and the Forum are postponed or cancelled through April, and continue to be impacted throughout the month of May. In addition, the NBA and the NHL have suspended their seasons. It is unclear whether and to what extent those events and games will be rescheduled. Additionally, public officials have imposed mandates limiting restaurants and bars to only take-out and delivery service and requiring that nightlife venues close in the cities in which Tao Group Hospitality operates. As a result, all Tao Group Hospitality venues in the United States and a majority of Tao Group Hospitality venues outside of the United States are currently closed, which has resulted in the business being materially impacted. It is unclear how long these restrictions will be in effect.

We are unable to predict when the Registrant will be permitted or able to resume normal business operations and what the longer-term effects, if any, of these events will be.

The Registrant is currently building a state-of-the-art venue in Las Vegas, called MSG Sphere. This is a complex construction project with cutting-edge technology that relies on subcontractors obtaining components from a variety of sources around the world. The widespread global effects of COVID-19 have resulted in significant impediments to construction that are beyond our control, including disruptions to our supply chain. As a result, the Registrant will implement a temporary suspension of construction, with all work ceasing over approximately the next two weeks, and expects to incur some additional expense related to this stopping and starting of construction. At this time, we are unable to determine the full impact of coronavirus-related disruptions, however they may impact our cost estimates. The Registrant remains committed to building a state-of-the-art venue in Las Vegas and looks forward to quickly and efficiently resuming construction as soon as practicable. As a result of this delay, the Registrant does not expect to achieve its goal of opening the venue in calendar year 2021.

Distribution Press Release

On March 31, 2020, the Registrant issued a press release in connection with approving the Distribution, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Exchange Act.

Note Regarding Forward-Looking Statements

Statements and other information included in this Current Report on Form 8-K that are not historical facts, including statements about the Registrant’s plans, strategies, beliefs and expectations, as well as certain estimates and assumptions used by the Registrant’s management, may constitute forward-looking statements. Forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements speak only as of the date they are made and, except for the Registrant’s ongoing obligations under the U.S. federal securities laws, the Registrant undertakes no obligation to publicly update any forward-looking statement.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on estimates and assumptions that are subject to change or revision, including the expected timing of the closing of the proposed transaction, that could cause actual results to differ materially from those expected or implied by the forward-looking statements or the estimates or assumptions used. Such forward-looking statements include, without limitation, the failure to obtain governmental and regulatory approvals required for the closing of the proposed transaction; the failure to satisfy the conditions to the closing of the proposed transaction; unexpected costs, liabilities or delays in connection with or with respect to the proposed transaction, including but not limited to changes due to general economic, political and business conditions, and the ongoing COVID-19 pandemic; potential legal proceedings relating to the proposed transaction and the outcome of any such legal proceeding; the occurrence of any event, change or other circumstances that could give rise to the termination of the MIPA; and other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the Registrant’s future results are identified in the Registrant’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Factors other than those listed above also could cause the Registrant’s results to differ materially from expected results.

Item 8.01	Other Events.

The information set forth in the Introductory Note is incorporated into this Item 8.01 by reference.

Certain Relationships and Potential Conflicts of Interest

As noted under Item 5.02 above, following the Distribution, there will be an overlap between certain officers of the Registrant, MSG Entertainment Spinco and MSG Networks. James L. Dolan will serve as the Executive Chairman of both the Registrant and MSG Networks and as the Executive Chairman and Chief Executive Officer of MSG Entertainment Spinco. Andrew Lustgarten will serve as the President and Chief Executive Officer of the Registrant and as the President of MSG Entertainment Spinco. As a result, following the Distribution, not all of the Registrant’s executive officers will be devoting their full time and attention to the Registrant’s affairs. In addition, Gregg G. Seibert will serve as a Vice Chairman of the Registrant, MSG Entertainment Spinco, MSG Networks and AMC Networks Inc. (“AMC Networks”). Further, immediately following the Distribution, 10 members of the Registrant’s Board of Directors will also be directors of MSG Entertainment Spinco, six will serve as directors of MSG Networks and seven will serve as directors of AMC Networks.

The overlapping directors and officers may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when the Registrant or MSG Entertainment Spinco, MSG Networks, and/or AMC Networks and their respective subsidiaries and successors (each of the foregoing an “Other Entity”) look at certain acquisitions and other corporate opportunities that may be suitable for more than one of the companies. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between an Other Entity on the one hand and the Registrant on the other hand. In addition, after the Distribution, certain of the Registrant’s directors and officers will continue to own stock and/or stock options or other equity awards of an Other Entity. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Registrant and an Other Entity.

The Registrant’s amended and restated certificate of incorporation acknowledges that directors and officers of the Registrant may also be serving as directors, officers, employees or agents of MSG Networks or AMC Networks (the “Overlap Persons”), and that the Registrant may engage in material business transactions with such entities and provides that no Overlap Person will be liable to the Registrant or its stockholders for breach of any fiduciary duty that would otherwise occur by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of restricted corporate opportunities set forth in the Registrant’s amended and restated certificate of incorporation, provided that the Registrant is directly engaged in such business at the relevant time) to MSG Networks or AMC Networks instead of the Registrant, or does not refer or communicate information regarding such corporate opportunities to the Registrant. These provisions in our amended and restated certificate of incorporation also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Registrant and MSG Networks or AMC Networks and, to the fullest extent permitted by law, provide that the actions of the Overlap Persons in connection therewith are not breaches of fiduciary duties owed to the Registrant, any of its subsidiaries or their respective stockholders.

In connection with the Distribution, the Board of Directors of the Registrant has adopted a policy (the “Overlap Policy”) to extend the foregoing provisions to directors and officers of the Registrant who serve as directors, officers, employees or agents of MSG Entertainment Spinco or its subsidiaries. Under the Overlap Policy, the types of restricted corporate opportunities have been revised to reflect the Registrant’s business following the Distribution and will now include an opportunity that relates exclusively to the ownership of a franchise in the NBA, the NHL, the National Football League, Major League Baseball or Major League Soccer located in New York, New Jersey or Connecticut.

Related Party Transaction Approval Policy

In connection with the Distribution, the Registrant will amend its Related Party Transaction Approval Policy to include MSG Entertainment Spinco as an affiliate under that policy. As a result, transactions with MSG Entertainment Spinco will be subject to approval by an independent committee of the Registrant’s Board of Directors if in excess of the dollar threshold set forth in Item 404 of Regulation S-K (currently $120,000).

Treatment of Outstanding Options, Restricted Stock Units and Other Awards

The Registrant has previously issued options to purchase Registrant Class A Common Stock. In connection with the Distribution, each Registrant option will become two options: one will be an option to acquire Registrant Class A Common Stock and one an option to acquire Spinco Class A Common Stock. The existing exercise price will be allocated between the existing Registrant options and the new MSG Entertainment Spinco options based upon the volume weighted average price of each of the Registrant Class A Common Stock and Spinco Class A Common Stock over the ten trading days immediately following the Distribution as reported by Bloomberg, and the underlying share amount will take into account the one-to-one distribution ratio (i.e., one share of Spinco Class A Common Stock will be issued for every one share of Registrant Class A Common Stock). The Registrant options and new MSG Entertainment Spinco options will not be exercisable during a period beginning on a date prior to the Distribution determined by the Registrant in its sole discretion, and continuing until the exercise prices of the Registrant options and new MSG Entertainment Spinco options are determined after the Distribution, or such longer period as the Registrant or MSG Entertainment Spinco determine is necessary with respect to the Registrant’s and MSG Entertainment Spinco’s respective awards. Other than the split of the Registrant options and the allocation of the existing exercise price, upon issuance of new MSG Entertainment Spinco options there will be no additional adjustment to the existing Registrant options in connection with the Distribution and the terms of each employee’s applicable Registrant award agreement will continue to govern the Registrant options. The options that MSG Entertainment Spinco issues in respect of outstanding Registrant stock options will be affected by a change in control or going private transaction of the Registrant or MSG Entertainment Spinco, as set forth in the terms of the award agreement.

The Registrant has previously issued restricted stock units and performance stock units to its employees, which represent unfunded, unsecured rights to receive shares of Registrant Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee of the Board of Directors of the Registrant in the award agreement. In connection with the Distribution, each holder of an employee restricted stock unit will receive one MSG Entertainment Spinco restricted stock unit in respect of every one Registrant restricted stock unit owned on the record date and continue to be entitled to a share of Registrant Class A Common Stock (or cash or other property) for each Registrant restricted stock unit in accordance with the MSG award agreement. Additionally, each holder of an employee performance stock unit will receive one MSG Entertainment Spinco performance stock unit (at target performance) in respect of every one Registrant performance stock unit (at target performance) owned on the record date and continue to be entitled to a share of Registrant Class A Common Stock (or cash or other property) for each Registrant performance stock unit in accordance with the Registrant award agreement. The performance conditions applicable to Registrant performance stock units and MSG Entertainment Spinco performance stock units that have a performance period ending in 2020 will be equitably adjusted to reflect the Distribution in order to measure the achievement of the consolidated performance of the Registrant and MSG Entertainment Spinco over the performance period. The performance conditions applicable to Registrant performance stock units and MSG Entertainment Spinco performance stock units that have a performance period ending after 2020 will be equitably adjusted so that the performance conditions relate solely to whichever company employs the holder of the award as of the Distribution (or, for individuals employed by both companies, so that the performance conditions relate to both companies).

Except as described above, there will be no adjustment to the existing Registrant restricted stock units or Registrant performance stock units in connection with the Distribution and the terms of each employee’s applicable award agreement will continue to govern the Registrant award. The restricted stock units and performance stock units that MSG Entertainment Spinco issue in respect of outstanding Registrant awards will be affected by a change in control or going private transaction of the Registrant or MSG Entertainment Spinco, as set forth in the terms of the award agreement.

The Registrant has issued restricted stock units to its non-employee directors which represent unfunded, unsecured rights to receive shares of Registrant Class A Common Stock (or cash or other property) at a future date. Such restricted stock units were fully vested on the date of grant. In connection with the Distribution, each holder of a director restricted stock unit will receive one share of Spinco Class A Common Stock in respect of every one Registrant restricted stock unit owned on the record date and continue to be entitled to a share of Registrant Class A Common Stock (or cash or other property) in accordance with the award agreement.

With respect to outstanding equity awards, the Registrant and MSG Entertainment Spinco will not be regarded as competitive entities of each other for purposes of any non-compete provisions contained in the applicable award agreements. With respect to all outstanding Registrant awards (and MSG Entertainment Spinco awards issued in connection with such awards) holders of such awards will continue to vest so long as they remain employed by the Registrant, MSG Entertainment Spinco or affiliates of either entity, provided that an employee who moves between the Registrant or one of its subsidiaries, on the one hand, and MSG Entertainment Spinco or one of its subsidiaries, on the other hand, at a time when the two entities are no longer affiliates will not continue to vest in such awards and such change will constitute a termination of employment for purposes of the award agreement.

Tax Recognition on Certain Deferred Revenue in Connection with the Distribution

In connection with the reorganization transactions related to the Distribution, the tax recognition on deferred revenues from certain amounts that the Registrant collects in advance for ticket sales, sponsorships and suite rentals, all of which are Contributed Assets, will be accelerated to the date of the Distribution, rather than being recognized through the year ending June 30, 2021. However, the Registrant currently expects that any income from the acceleration of such deferred revenue would be completely offset by the Registrant’s net operating losses.

Update on Liquidity and Capital Resources

Existing Revolving Credit Facilities

Subsidiaries of the Registrant are parties to three revolving credit facilities:

•	New York Knicks, LLC is party to a senior secured revolving credit facility of up to $200,000 (the “Knicks Revolving Credit Facility”);

•	New York Knicks, LLC is party to an unsecured revolving credit facility for a maximum credit amount of $15,000 (the “Knicks Unsecured Credit Facility”); and

•	New York Rangers, LLC is a party to a senior secured revolving credit facility of up to $150,000 (the “Rangers Revolving Credit Facility”).

See the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 for a further description of these revolving credit facilities.

During March 2020, New York Knicks, LLC borrowed all $200 million available under the Knicks Revolving Credit Facility and New York Rangers, LLC borrowed all $150 million available under the Rangers Revolving Credit Facility. It is expected that $300 million of the amounts borrowed will be contributed to MSG Entertainment Spinco as part of the approximately $1.2 billion in cash that will be contributed to MSG Entertainment Spinco prior to the Distribution. Following the Distribution, the Registrant’s cash balance will be approximately $100 million, including the remaining $50 million drawn under the facilities during March 2020. It will continue to have $15 million of borrowing capacity under the New York Knicks, LLC Unsecured Credit Facility.

Delayed Draw Term Loan Credit Agreements

As described above under Item 7.01, our operations and operating results have been, and continue to be, materially impacted by COVID-19 and government actions taken in response. As an additional source of liquidity for the Registrant in response to the COVID-19 pandemic, prior to or concurrently with the consummation of the Distribution, and subject to approval from the NBA (which is expected to be received prior to the Distribution), a subsidiary of MSG Entertainment Spinco is expected to enter into two delayed draw term loan facilities with the Registrant. Two of the Registrant’s subsidiaries, MSG NYK Holdings, LLC and MSG NYR Holdings, LLC will be able to draw up to $110,000 and $90,000, respectively (the “Delayed Draw Term Loans”), for general corporate purposes for a period of 18 months following the effective date of the facilities. Each Delayed Draw Term Loan will bear interest at a rate equal to LIBOR plus 2.00%, or at the option of the Registrant, a base rate plus 1.00%. The Registrant’s ability to draw down on the Delayed Draw Term Loans will be subject to certain conditions, including (i) that it has less than $50,000 of liquidity on the date a borrowing is requested, and (ii) the Registrant must have used commercially reasonable efforts to obtain additional liquidity from other financing sources. If the Registrant draws down on one or both Delayed Draw Term Loans, the outstanding principal balance of each term loan will be due, together with any unpaid interest thereon, 18 months following the Distribution. The Delayed Draw Term Loans are pre-payable at any time without penalty and will also include certain mandatory prepayments, along with commitment reductions. There are no financial covenants associated with the Delayed Draw Term Loans.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1

Distribution Agreement, dated as of March 31, 2020, between The Madison Square Garden Company (to be renamed Madison Square Garden Sports Corp.) and MSG Entertainment Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.).

10.1

Contribution Agreement, dated as of March 31, 2020, between The Madison Square Garden Company (to be renamed Madison Square Garden Sports Corp.), MSG Sports & Entertainment, LLC (to be renamed MSG Entertainment Group, LLC) and MSG Entertainment Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.).

10.2	Transition Services Agreement, dated as of March 31, 2020, between MSG Sports, LLC and MSG Sports & Entertainment, LLC (to be renamed MSG Entertainment Group, LLC).

10.3

Tax Disaffiliation Agreement, dated as of March 31, 2020, between The Madison Square Garden Company (to be renamed Madison Square Garden Sports Corp.) and MSG Entertainment Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.).

10.4

Employee Matters Agreement, dated March 31, 2020, between The Madison Square Garden Company (to be renamed Madison Square Garden Sports Corp.) and MSG Entertainment Spinco, Inc. (to be renamed Madison Square Garden Entertainment Corp.).

10.5	Form of Arena License Agreement between MSG Arena, LLC and New York Knicks, LLC.*

10.6	Form of Arena License Agreement between MSG Arena, LLC and New York Rangers, LLC.*

10.7	Form of NBA Transaction Agreement.

10.8	Form of NHL Transaction Agreement.

10.9	Employment Agreement dated as of March 31, 2020 between The Madison Square Garden Company (to be renamed Madison Square Garden Sports Corp.) and James L. Dolan.

10.10	Employment Agreement dated as of March 31, 2020 between The Madison Square Garden Company (to be renamed Madison Square Garden Sports Corp.) and Andrew Lustgarten.

99.1	Press Release, dated March 31, 2020, issued by the Registrant.

104	Cover Page Interactive Data File (embedded within the inline XRBL document).

*	Certain confidential information — identified by bracketed asterisks “[*****]” — has been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) would be competitively harmful to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY
(Registrant)

Date: March 31, 2020	By:	/s/ Victoria M. Mink
	Name:	Victoria M. Mink
	Title:	Executive Vice President and Chief Financial Officer